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                         Charter of the Audit Committee

                       of the Board of Directors/Trustees

                            For Exchange Listed Funds

     Although each investment company audit committee also serves as a nominating committee, the following charter pertains only to each audit and nominating committee's duties as an audit committee. The Board of Directors/Trustees of each investment company listed on Appendix A hereto, has adopted the following audit committee charter:

I.   Composition of the Audit Committee
     ----------------------------------

     The Audit Committee shall be composed of at least three Directors/Trustees:

     (a) each of whom shall not be an "interested person" of the Fund, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended;

     (b) each of whom shall not have any relationship to the Fund that may interfere with the exercise of their independence from Fund management and the Fund;

     (c) each of whom shall otherwise satisfy the applicable independence requirements for any stock exchange or market quotation system on which Fund shares are listed or quoted;

     (d) each of whom shall be financially literate, as such qualification is interpreted by the Board of Directors/Trustees in its business judgment, or shall become financially literate within a reasonable period of time after his or her appointment to the Audit Committee; and

     (e) at least one of whom shall have accounting or related financial management expertise as the Board of Directors/Trustees interprets such qualification in its business judgment.

II.  Purposes of the Audit Committee
     -------------------------------

     The purposes of the Audit Committee are to assist the Board of Directors/Trustees:

     (a) in its oversight of the Fund's accounting and financial reporting policies and practices, the Fund's internal audit controls and procedures and, as appropriate, the internal audit controls and procedures of certain of the Fund's service providers;

     (b) in its oversight of the Fund's financial statements and the independent audit thereof; and

     (c) in acting as a liaison between the Fund's independent accountants and the Board of Directors/Trustees.
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     The function of the Audit Committee is oversight. Fund management is responsible for maintaining appropriate systems for accounting. The independent accountants of the Fund are responsible for conducting a proper audit of the Fund's financial statements.

III. Responsibilities and Duties of the Audit Committee
     --------------------------------------------------

     The policies and procedures of the Audit Committee shall remain flexible to facilitate its ability to react to changing conditions and to generally discharge its functions. The following listed responsibilities describe areas of attention in broad terms.

     To carry out its purposes, the Audit Committee shall have the following responsibilities and duties:

     (a) to recommend the selection, retention or termination of the Fund's independent accountants based on an evaluation of their independence and the nature and performance of audit services and other services;

     (b) to ensure that the independent accountants for the Fund submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between such independent accountants and the Fund, consistent with Independence Standards Board Standard No. 1, and actively engage in a dialogue with the independent accountants for the Fund with respect to any disclosed relationships or services that may impact the objectivity and independence of such independent accountants and, if deemed appropriate by the Audit Committee, to recommend that the Board of Directors/Trustees take appropriate action in response to the report of such independent accountants to satisfy itself of the independence of such independent accountants;

     (c) to receive specific representations from the independent accountants with respect to their independence;

     (d) to review the fees charged by independent accountants for audit and other services;

     (e) to review with the independent accountants arrangements for annual audits and special audits and the scope thereof;

     (f) to discuss with the independent accountants those matters required by SAS No. 61 and SAS No. 90 relating to the Fund's financial statements, including, without limitation, any adjustment to such financial statements recommended by such independent accountants, or any other results of any audit;

     (g) to consider with the independent accountants their comments with respect to the quality and adequacy of the Fund's accounting and financial reporting policies, practices and internal controls and management's responses thereto, including, without limitation, the effect on the Fund of any recommendation of changes in accounting principles or practices by management or the independent accountants;

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     (h)  to report to the Board of Directors/Trustees regularly with respect to the Audit Committee's activities and to make any recommendations it believes necessary or appropriate with respect to the Fund's accounting and financial reporting policies, practices and the Fund's internal controls;

     (i) to review and reassess the adequacy of this Charter on an annual basis and recommend any changes to the Board of Directors/Trustees;

     (j) to review legal and regulatory matters presented by counsel and the independent accountants for the Fund that may have a material impact on the Fund's financial statements;

     (k) to cause to be prepared and to review and submit any report, including any recommendation of the Audit Committee, required to be included in the Fund's annual proxy statement by the rules of the Securities and Exchange Commission;

     (l) to assist the Fund, if necessary, in preparing any written affirmation or written certification required to be filed with any stock exchange on which Fund shares are listed; and

     (m) to perform such other functions consistent with this Charter, the Fund's By-laws and governing law, as the Audit Committee or the Board of Directors/Trustees deems necessary or appropriate.

     In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Fund and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the field of accounting or auditing. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations inside and outside the Fund from which the Audit Committee receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which actual knowledge shall be promptly reported to the Board of Directors/Trustees).

     The independent accountants for the Fund are ultimately accountable to the Board of Directors/Trustees and the Audit Committee. The Board of
Directors/Trustees and the Audit Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants for the Fund (or to nominate the independent accountants to be proposed for shareholder approval in the proxy statement).

IV.  Meetings
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     The Audit Committee shall meet at least once annually with the independent accountants (outside the presence of Fund management) and at least once annually with the representatives of Fund management responsible for the financial and accounting operations of the Fund. The Audit Committee shall hold special meetings at such times as the Audit Committee believes appropriate. Members of the Audit

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Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in such meeting can hear each other.

V.   Outside Resources and Assistance from Fund Management
     -----------------------------------------------------

     The appropriate officers of the Fund shall provide or arrange to provide such information, data and services as the Audit Committee may request. The Audit Committee shall have the power and authority to take all action it believes necessary or appropriate to discharge its responsibilities, including the authority to retain at the expense of the Fund their own counsel and other experts and consultants whose expertise would be considered helpful to the Audit Committee.



Dated May 23, 2000

Revised March 13, 2001

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